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                                   Exhibit 23.9


Consent of Roger C. Steininger

I consent to the inclusion in this 10-K of my Report on Evaluation of the Virginia City Properties dated July 6,
1997.

/s/Roger C. Steininger
----------------------
Roger C. Steininger
Reno, Nevada

02/27/98
Date